EXHIBIT 99

Telewest Communications plc Press Release issued on November 4, 1996 with respect to results of operations for the nine month period ended September 30, 1996 (including unaudited consolidated financial statements prepared in accordance with UK GAAP).

FOR IMMEDIATE RELEASE                                            4 NOVEMBER 1996

                           TELEWEST COMMUNICATIONS PLC
                RESULTS FOR THE NINE MONTHS TO 30 SEPTEMBER 1996


Telewest Communications plc ("Telewest"), today announced its unaudited financial results for the third quarter and the nine months ended 30 September 1996.

     o    EBITDA POSITIVE, (POUND)1.5M, FOR THE FIRST TIME
     o    NETWORK 61% BUILT
     o 687,297 RESIDENTIAL CUSTOMERS, 18,997 BUSINESS CUSTOMERS AND 59,706 BUSINESS LINES
     o TOTAL REVENUE OF (POUND)73.1 MILLION FOR THE QUARTER, (POUND)206.6 MILLION FOR THE YEAR TO DATE
     o SUCCESSFUL TRIAL AND LAUNCH OF TELEPLUS - PACKAGING OF CABLE TELEVISION AND TELEPHONY
     o    INTRODUCTION OF NUMBER PORTABILITY

                              FINANCIAL HIGHLIGHTS

Pro forma information is included to demonstrate the comparative effect of including the results of SBC CableComms UK ("SBCC"), acquired by Telewest on 3 October 1995, for the equivalent period last year.


                                                                             ACTUAL                   PRO FORMA
                                                                          YEAR ON YEAR               YEAR ON YEAR
        TOTAL REVENUE                           3RD QTR                UP 127% TO(POUND)73.1M               UP 45%
                                                YTD                    UP 136% TO(POUND)206.6M              UP 54%

        CABLE TELEVISION REVENUE                3RD QTR                UP 105% TO(POUND)29.3M               UP 40%
                                                YTD                    UP 115% TO(POUND)86.1M               UP 46%

        RESIDENTIAL TELEPHONY REVENUE           3RD QTR                UP 170% TO(POUND)32.9M               UP 53%
                                                YTD                    UP 179% TO(POUND)90.2M               UP 61%

        BUSINESS TELEPHONY REVENUE              3RD QTR                UP 106% TO(POUND)8.6M                UP 51%
                                                YTD                    UP 111% TO(POUND)23.8M               UP 65%

        GROSS CONTRIBUTION                      3RD QTR                UP 155% TO(POUND)45.7M               UP 60%
        (total revenue less direct              YTD                    UP 137% TO(POUND)123.1M              UP 57%
        programming and telephony costs)

        EBITDA PROFIT/ (LOSS)                   3RD QTR                IMPROVED 123% TO               IMPROVED 117%
        (Profit/(loss) before interest,         YTD                    (POUND) 1.5M
        tax, depreciation, and amortisation)                           IMPROVED 70% TO ((POUND)5.6M)  IMPROVED 77%

        NET LOSS                                3RD QTR                UP 101% TO(POUND)59.2M
                                                YTD                    UP 160% TO(POUND)176.9M

        CAPITAL EXPENDITURE                     3RD QTR                UP 138% TO(POUND)131.1M
                                                YTD                    UP 100% TO (POUND)361.3M







                                       1


                              OPERATING HIGHLIGHTS

                                                                            ACTUAL                   PRO FORMA
                                                                         YEAR ON YEAR               YEAR ON YEAR
      CABLE TELEVISION CUSTOMERS
          - Owned and operated                                         UP 102% TO 458,505              UP 28%
          - Equity basis                                               UP 88% TO 523,003               UP 27%

      CABLE TELEVISION PENETRATION STABLE AT 21.2% ( 21.4% Q3 1995 AND 21.3% PRO-FORMA Q3 1995)
      ROLLING 12 MONTH CHURN* DOWN TO 36.2% (SEE NOTE BELOW)

      RESIDENTIAL TELEPHONY LINES
          - Owned and operated                                        UP 173% TO 557,482               UP 51%
          - Equity basis                                              UP 149% TO 617,951               UP 50%

      RESIDENTIAL TELEPHONY PENETRATION INCREASED TO 26.8%( 23.1% Q3 1995 AND
      24.9% PRO-FORMA Q3 1995)

      ROLLING 12 MONTH CHURN* DOWN TO 20.0% (SEE NOTE BELOW)

      BUSINESS TELEPHONY LINES
          -  Owned and operated                                        UP 137% TO 59,706               UP 78%
          - Equity basis                                               UP 117% TO 69,540               UP 72%


Commenting on the results, Stephen Davidson, Acting Chief Executive of Telewest, said:

"Telewest is now 61% built and has nearly 700,000 residential customers, half of which take both telephony and television services. These results are broadly in line with our expectations and show continued, consistent growth across each of our product areas. We have successfully trialled combined residential telephony and cable television packages (Teleplus), which offer better value to our customers than unbundled services. The results have been positive, leading to the launch of the product in all of our franchises which, we believe, will help to improve penetration and further reduce churn.

"A variety of new products have become reality; number portability began rolling out in our franchises in September 1996 and we are confident of the benefits we shall see accruing from this value added service. Our business customers now include a number of large county councils using Centrex. Moreover we have recently won an order to link three sites for a major clearing bank and a national brewer is using us for CATV distribution throughout the UK.

"We have posted a positive EBITDA balance of (pound)1.5m for the first time in our history and we are delighted with this result.

"We believe that the steps we have taken will ensure that Telewest remains at the forefront of the UK cable industry at a time when it is seeing exciting and fundamental consolidation from which we are extremely well positioned to benefit."

Enquiries to:        Telewest Communications
                     Stephen Davidson, Acting Chief Executive
                     Tel:  01483 750900
                     Anna Miller, VP Investor Relations
                     Tel: 01483 251881

                     Dewe Rogerson
                     Anthony Carlisle
                     Tel:  0171 638 9571


* In calculating churn rates "transfers" are now excluded as explained below on page 4.

Note: All comparatives given in the text below are on a pro forma basis including SBCC's results as if Telewest had acquired SBCC on 1 January 1995.


OPERATIONAL REVIEW

Telewest remains in an intense build out phase and 145,187 homes were activated in the 3rd quarter. Telewest has now passed 2,361,189 homes making the network 61% built and is on target to complete 64% by the year end. At the end of Q3 there were 458,505 cable television customers, 557,482 residential telephony lines and 59,706 business lines, making a total number of 1,075,693 customers/lines, representing growth of 41.3% on the year.

CATV: The number of CATV net additions in the quarter is 32,495 compared to 33,490 in the same period last year and only 14,172 in the previous quarter. For the next quarter, Telewest expects the usual seasonal uplift, coupled with the cross selling benefits arising from packaged services and number portability. Telewest now has 458,505 CATV customers compared to 358,850 last year and 426,010 last quarter. Year on year, penetration is static at 21.2% (21.3% Q3 95 and 21.1% Q2 96) whilst rolling 12 month churn* was down at 36.2%. The rolling 12 month churn* at the end of the second quarter was 36.4%.

RESTEL: Telewest now has 552,074 residential telephony customers and this has been achieved against an extremely competitive background. Year on year, penetration is improving and now stands at 26.8% (24.9% Q3 95) with rolling 12 month churn* at 20.0%. The previous quarter figures were 26.4% for penetration and 20.2% for churn*.

BUSTEL: The number of business telephone lines has increased by 78% since the same quarter last year (59,706 versus 33,592) reflecting customers' increased perception of quality and value for money. In the quarter, 7,834 net lines were added compared to 6,299 in the previous quarter. The average number of lines per customer is up from 2.7 last year to 3.1 and the rolling 12 month churn* rate has fallen from 14% to 13.5% in the same period.

MARKETING INITIATIVES

The successful launch in September of Teleplus, a combined residential and cable telephony package which offers better value than unbundled services, is expected by Telewest to improve penetration and reduce churn.

The new tariffs introduced by BT in early October have been met with a competitive response by Telewest to maintain customer savings - Telewest aims to continue to offer a lower bill than BT whatever the nature of the calls. Telewest began to implement number portability on 22 September and expects to be able to offer this service in most areas by this time next year.

REGULATORY UPDATE

The OFTEL price control proposals for 1997 to 2001 were published in June 1996. As a result BT has begun reducing prices for residential calls, focusing on international tariffs and discount schemes. A further (pound)190m cut in BT prices is expected by July 1997 to meet the RPI-7.5 cap. Telewest aims to continue to offer a competitive service for customers and was able to respond with price reductions to the new tariffs. The customer is benefiting from OFTEL's latest price control proposal as competition becomes a reality and Telewest is in favour of these developments. The OFTEL consultation on network charge cap starts this month and some 50% of BT's call conveyance interconnect services are to be de-regulated. Call termination charges are to be moved to incremental from fully allocated. This is a welcome reduction to Telewest's cost base. From December 1996 the fair trading condition will be imposed on all operators, effectively giving OFTEL more power to protect the customer from anti competitive practices.

FINANCIAL REVIEW

Turnover increased by 45% quarter on quarter to (pound)73.1m and 54% year on year to (pound)206.6m. Comparatively, operating costs, excluding depreciation and amortisation, increased by 21% and 34% in the same periods. SG&A expenses as a percentage of turnover fell from 74% to 60% on a quarterly comparison and from 77% to 62% on a year to date basis. One area where costs are increasing significantly is programming; up 51% quarterly and 59% YTD as a result of having more customers, programming fee increases and the provision of additional channels in the basic programming tier. This is clearly a cost which Telewest is looking to manage very closely.

Capital expenditure increased 138% to (pound)131m (Q3 to Q3) and up 100% YTD to (pound)361m, due principally to the increase in the amount of the network build (to 61%).

AFFILIATED COMPANIES

Telewest's share of the net losses of its Affiliated Companies, principally Cable London and Birmingham Cable Corporation, accounted for under the equity method, was (pound)11.4m. In October, jointly with Comcast, Telewest bought the outstanding 2% interest in Cable London from private investors, thereby increasing its interest and that of Comcast from 49% to 50%.

LIQUIDITY AND CAPITAL RESOURCES

The Senior Secured Facility for (pound)1.2billion which Telewest secured in May 1996 will be used to finance capital expenditure, working capital requirements and other permitted related activities involving the construction and operation of all Telewest's owned and operated franchises; to pay cash interest on Telewest's unsecured debentures; to fund the repayment of existing secured borrowings in respect of London South and Avon franchise areas, to fund loans to or investments in Affiliated Companies, to fund the acquisition, and subsequent construction, of local delivery operators/franchises and to refinance advances and the payment of interest, fees and expenses in respect of the Senior Secured Facility. The company's ability to borrow under the Senior Secured Facility is subject to, among other things, its compliance with financial and other covenants and borrowing conditions contained therein.

The (pound)1.2 billion Senior Secured Facility is divided into two tranches, the first available on a revolving basis for up to (pound)300 million, reducing to (pound)100 million by 30 June 1998, with full repayment by 31 December 1998. The second tranche is available on a revolving basis concurrently with the first tranche of an amount up to 6.5 times the trailing, rolling six month annualised consolidated net operating cash flow, gradually reducing throughout the period of the facility to 4 times by 1 January 2000. Thereafter, the amount outstanding under the facility converts to a term loan amortising over five years. The aggregate drawing at any time under both tranches will not exceed (pound)1.2 billion.

Net proceeds of (pound)734 million were raised in October 1995 through the issue of $300 million principal amount of 9 5/8% Senior Debentures due 2006 and $1,536 million principal amount at maturity of 11% Senior Discount Debentures due 2007. The aggregate cost of the currency hedge arrangements associated with the debentures was (pound)88 million.

Cash and deposit balances at 30 September 1996 were (pound)100.2 million.

Telewest currently expects its funding requirements to complete substantially the construction of the owned and operated network, to fund the company's operations, to upgrade older portions of the network, and to pay interest on its debt to be approximately (pound)1 billion. Telewest expects such funding to be provided by the Senior Secured Facility for (pound)1.2 billion but there can be no assurance that Telewest will not elect to use alternative funding sources or that Telewest's current anticipated funding requirements will be in line with expectations. Telewest is continually evaluating investment opportunities as the market for cable services in the UK develops and such opportunities may require additional funding.

*CHURN

Until the first quarter of 1996, Telewest had calculated churn by including in the total of those who disconnect within the period those who move premises and reconnect elsewhere. Whilst this has had no effect on the calculation of penetration, which is based on period end figures, it has meant that the churn figures have been overstated. In common with other companies within the UK cable industry, Telewest has moved to stating its churn figures excluding those customers who transfer (customers who move their cable television/ residential telephony service from one premise to another within a Telewest franchise). Unfortunately it is not possible to rebase the figures for 1995 on the same basis and so no comparatives are given in the Operating Highlights.

For the purposes of comparison, the 1996 and 1995 figures calculated on the old basis (i.e. including in churn those who transfer their services and therefore remain customers) are as follows. For cable television, the rolling twelve month churn has decreased to 39.5% in Q3 96 from 46.0% in Q3 95 (43.6% excluding SBCC) and for residential telephony the rolling twelve month churn rate has increased to 23.9% in Q3 96 from 21.4% in Q3 95 (21.4% excluding SBCC).

The following is included in connection with new legislation recently introduced in the United States of America. Safe Harbour Statement under the US Private Securities Litigation Reform Act of 1995. The foregoing includes certain forward looking statements that involve various risks and uncertainties which could lead to actual results significantly different than those anticipated by Telewest.

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                                       5

TELEWEST COMMUNICATIONS PLC
OPERATING STATISTICS - OWNED AND OPERATED
3RD QUARTER NET ADDITIONS
                                                                        ACTUAL*            ACTUAL*     PRO FORMA*         PRO FORMA*
                                NET ADDITIONS      NET ADDITIONS  NET ADDITIONS      NET ADDITIONS  NET ADDITIONS      NET ADDITIONS
                                      Q3 1996  YEAR TO DATE 1996        Q3 1995  YEAR TO DATE 1995        Q3 1995  YEAR TO DATE 1995
                                ----------------------------------------------------------------------------------------------------
CABLE TELEVISION
----------------
HOMES MARKETED                        142,653            332,818         83,728            252,259        138,610            387,881
CATV CUSTOMERS                         32,495             57,036         20,621             47,543         33,490             62,825

RESIDENTIAL TELEPHONY
---------------------
HOMES MARKETED                        173,624            408,306        101,848            293,575        179,219            482,983
RESIDENTIAL TELEPHONY CUSTOMERS        53,428            122,669         26,226             74,009         42,455            129,174
RESIDENTIAL TELEPHONY LINES            55,704            126,566         27,275             75,322         43,504            130,487

BUSINESS TELEPHONY
------------------
BUSINESS TELEPHONY CUSTOMERS            1,632              4,772          1,110              2,935          1,465              4,418
BUSINESS TELEPHONY LINES                7,834             19,685          3,691              9,607          5,219             13,541


                                                                                           ACTUAL*                  PRO FORMA*
                                                   AS AT 30 SEPTEMBER           AS AT 30 SEPTEMBER          AS AT 30 SEPTEMBER
                                                                 1996                         1995                        1995
                                                  -----------------------------------------------------------------------------
CABLE TELEVISION
----------------
HOMES MARKETED                                              2,164,276                    1,057,734                   1,686,884
CATV CUSTOMERS                                                458,505                      226,639                     358,850
CATV PENETRATION                                                21.2%                        21.4%                       21.3%
QUARTERLY CHURN RATE (ANNUALISED)**                             35.6%                        40.6%                       38.3%
ROLLING 12 MONTH CHURN RATE**                                   36.2%                        43.6%                       46.0%

RESIDENTIAL TELEPHONY
---------------------
HOMES MARKETED                                              2,060,910                      874,283                   1,471,036
RESIDENTIAL TELEPHONY CUSTOMERS                               552,074                      202,158                     366,892
RESIDENTIAL TELEPHONY PENETRATION                               26.8%                        23.1%                       24.9%
RESIDENTIAL TELEPHONY LINES                                   557,482                      203,852                     368,586
QUARTERLY CHURN RATE PER LINE (ANNUALISED) **                   19.1%                        23.4%                       23.7%
ROLLING 12 MONTH CHURN RATE**                                   20.0%                        21.4%                       21.4%

BUSINESS TELEPHONY
------------------
BUSINESS TELEPHONY CUSTOMERS                                   18,997                        8,018                      12,425
BUSINESS TELEPHONY LINES                                       59,706                       25,168                      33,592
AVERAGE NUMBER OF LINES PER CUSTOMER                              3.1                          3.1                         2.7
QUARTERLY CHURN RATE PER LINE (ANNUALISED)**                    14.4%                         9.7%                        9.7%
ROLLING 12 MONTH CHURN RATE**                                   13.5%                        12.3%                       14.0%

Notes:    *    Actual refers to comparative figures for the Group as constituted during the first nine months of 1995 (excluding the results of the former SBCC franchises). Pro forma refers to comparative figures for the Group during the first nine months of 1995 including the results of the former SBCC franchises.
          **   The calculation of the quarterly churn rate and the rolling twelve month churn rate at 30 September 1996 has been modified from the calculation at 30 September 1995 to exclude the effect of transfers (those people who move premises and take their cable television and residential telephony service with them). The effect of this is to reduce the rates from 39.3% and 39.5% for cable television and from 25.0% and 23.9% for residential telephony, respectively.


TELEWEST COMMUNICATIONS PLC
OPERATING STATISTICS - OWNED AND OPERATED AND AFFILIATED FRANCHISES ** ON AN EQUITY BASIS
3RD QUARTER NET ADDITIONS
                                                                       ACTUAL*            ACTUAL*     PRO FORMA*          PRO FORMA*
                               NET ADDITIONS      NET ADDITIONS  NET ADDITIONS      NET ADDITIONS  NET ADDITIONS       NET ADDITIONS
                                     Q3 1996  YEAR TO DATE 1996        Q3 1995  YEAR TO DATE 1995        Q3 1995   YEAR TO DATE 1995
                               -----------------------------------------------------------------------------------------------------
CABLE TELEVISION
----------------
HOMES MARKETED                       165,026           374,164        109,144            302,478        164,026             438,100
CATV CUSTOMERS                        35,924            65,531         23,327             53,425         36,196              68,707

RESIDENTIAL TELEPHONY
---------------------
HOMES MARKETED                       196,774           451,999        128,060            364,564        207,180             539,327
RESIDENTIAL TELEPHONY CUSTOMERS       57,228           134,243         29,727             84,292         45,956             139,457
RESIDENTIAL TELEPHONY LINES           59,648           138,486         30,818             85,638         47,047             140,803

BUSINESS TELEPHONY
------------------
BUSINESS TELEPHONY CUSTOMERS           1,819             5,251          1,226              3,251          1,581               4,734
BUSINESS TELEPHONY LINES               8,601            22,022          4,186             11,164          5,714              15,098

                                                                                 ACTUAL*                      PRO FORMA*
                                       AS AT 30 SEPTEMBER             AS AT 30 SEPTEMBER              AS AT 30 SEPTEMBER
                                                     1996                           1995                            1995
                                     ------------------------------------------------------------------------------------
CABLE TELEVISION
----------------
HOMES MARKETED                                  2,440,819                      1,275,346                       1,904,496
CATV CUSTOMERS                                    523,003                        277,998                         410,209

RESIDENTIAL TELEPHONY
---------------------
HOMES MARKETED                                  2,334,558                      1,100,645                       1,682,753
RESIDENTIAL TELEPHONY CUSTOMERS                   611,898                        246,664                         411,398
RESIDENTIAL TELEPHONY LINES                       617,951                        248,611                         413,345

BUSINESS TELEPHONY
------------------
BUSINESS TELEPHONY CUSTOMERS                       21,237                          9,644                          14,051
BUSINESS TELEPHONY LINES                           69,540                         32,081                          40,505
AVERAGE NUMBER OF LINES PER CUSTOMER                  3.3                            3.3                             2.9

Notes:    *    Actual refers to comparative figures for the Group as constituted during the first nine months of 1995 (excluding the results of the former SBCC franchises). Pro forma refers to comparative figures for the Group during the first nine months of 1995 including the results of the former SBCC franchises.

          ** The affiliated franchises include Telewest's interests in Cable London plc (50% interest), Birmingham Cable Corporation Ltd (27.47% interest) and the Cable Corporation (16.54% interest).


TELEWEST COMMUNICATIONS PLC
OPERATING STATISTICS - OWNED AND OPERATED FRANCHISES
AS AT 30 SEPTEMBER 1996
                                 LONDON SOUTH      AVON  NORTH EAST SCOTLAND SOUTH EAST COTSWOLDS  NORTH WEST   MIDLANDS      TOTAL
                                 ---------------------------------------------------------------------------------------------------
CABLE TELEVISION
----------------
HOMES MARKETED                        361,738   259,787     144,325  418,306    135,599    49,226     468,895    326,400  2,164,276
CATV CUSTOMERS                         76,673    49,864      28,202   83,694     34,782    11,091     103,579     70,620    458,505
CATV PENETRATION                        21.2%     19.2%       19.5%    20.0%      25.7%     22.5%       22.1%      21.6%      21.2%


RESIDENTIAL TELEPHONY
---------------------
HOMES MARKETED                        330,805   259,848     141,164  350,613    135,599    49,226     467,255    326,400  2,060,910
RESIDENTIAL TELEPHONY CUSTOMERS        57,777    67,999      43,028   83,037     39,004    13,001     141,176    107,052    552,074
RESIDENTIAL TELEPHONY PENETRATION       17.5%     26.2%       30.5%    23.7%      28.8%     26.4%       30.2%      32.8%      26.8%
RESIDENTIAL TELEPHONY LINES            59,771    68,994      43,031   84,885     39,359    13,214     141,176    107,052    557,482


BUSINESS TELEPHONY
------------------
BUSINESS TELEPHONY CUSTOMERS            3,854     3,516       1,134    2,604        802       377       4,584      2,126     18,997
BUSINESS TELEPHONY LINES               17,478    11,586       2,187    7,087      2,758       843      10,726      7,041     59,706
AVERAGE NUMBER OF LINES PER               4.5       3.3         1.9      2.7        3.4       2.2         2.3        3.3        3.1
CUSTOMER


TELEWEST COMMUNICATIONS PLC
UK GAAP
UNAUDITED PRO FORMA CONSOLIDATED PROFIT AND LOSS ACCOUNT for the nine month period ended 30 September 1996



This supplemental information is included to demonstrate the comparative effect of including the former SBCC franchises in the results of the nine month period ended 30 September 1995 on a pro forma basis.



                                                  ACTUAL             PRO FORMA         ACTUAL           PRO FORMA
                                                  THREE MONTHS       THREE MONTHS      NINE MONTHS      NINE MONTHS
                                                  ENDED              ENDED             ENDED            ENDED
                                                  30 SEPTEMBER       30 SEPTEMBER      30 SEPTEMBER     30 SEPTEMBER
                                                  1996               1995              1996             1995
                                                  (POUND)'000        (POUND)'000       (POUND)'000      (POUND)'000
                                             -----------------------------------------------------------------------
TURNOVER
Cable television                                        29,261             20,835            86,133           59,149
Telephony - residential                                 32,853             21,517            90,177           56,003
Telephony - business                                     8,564              5,671            23,796           14,408
Other                                                    2,445              2,306             6,497            4,491
                                               ----------------    ---------------   ---------------  ---------------
                                                        73,123             50,329           206,603          134,051

OPERATING COSTS
Programming expenses                                   (16,422)           (10,885)          (47,182)         (29,744)
Telephony expenses                                     (11,032)           (10,886)          (36,349)         (25,926)
Selling, general and administrative expenses           (44,158)           (37,321)         (128,629)        (102,940)
                                               ----------------    ---------------   ---------------  ---------------

EARNINGS/(LOSS) BEFORE  INTEREST, TAX,
DEPRECIATION, AND AMORTISATION ("EBITDA")                1,511             (8,763)           (5,557)         (24,559)

Depreciation and amortisation                          (29,433)           (21,328)          (84,106)         (58,763)
                                               ----------------    ---------------   ---------------  ---------------

OPERATING LOSS                                         (27,922)           (30,091)          (89,663)         (83,322)
                                               ================    ===============   ===============  ===============


TELEWEST COMMUNICATIONS PLC
UK GAAP


Unaudited consolidated profit and loss account for the nine month period ended 30 September 1996

                                                   THREE MONTHS         THREE MONTHS        NINE MONTHS       NINE MONTHS
                                                          ENDED                ENDED              ENDED             ENDED
                                                       30 SEPT.              30 SEPT           30 SEPT.          30 SEPT.
                                         NOTE              1996                 1995               1996              1995
                                                    (POUND)'000          (POUND)'000        (POUND)'000       (POUND)'000
                                         ---------------------------------------------------------------------------------
TURNOVER

    Continuing operations                  4             73,123               32,240            206,603            87,640

Operating costs                            5          (101,045)             (52,352)          (296,266)         (144,305)
                                               -----------------  -------------------  -----------------  ----------------

OPERATING LOSS

    Continuing operations                              (27,922)             (20,112)           (89,663)          (56,665)

Share of results of associated                          (3,958)              (3,525)           (11,449)           (9,163)
undertakings

Other interest receivable and similar                     2,900                1,432             14,540             7,533
income

Interest payable and similar charges       6           (30,143)              (1,737)           (90,060)           (4,190)

Amounts written off interest rate swaps                       -              (5,467)                  -           (5,467)
                                               -----------------  -------------------  -----------------  ----------------

LOSS ON ORDINARY ACTIVITIES

    BEFORE TAXATION                                    (59,123)             (29,409)          (176,632)          (67,952)


Tax on loss on ordinary activities                         (61)                    5              (150)               (4)
                                               -----------------  -------------------  -----------------  ----------------

LOSS ON ORDINARY ACTIVITIES

    AFTER TAXATION                                     (59,184)             (29,404)          (176,782)          (67,956)


Minority interests                                         (62)                  (5)              (116)              (19)
                                               -----------------  -------------------  -----------------  ----------------

LOSS FOR THE FINANCIAL PERIOD                          (59,246)             (29,409)          (176,898)          (67,975)
                                               =================  ===================  =================  ================


Loss per ordinary share (pence)                           (6.4)                (3.5)             (19.1)             (8.0)
                                               =================  ===================  =================  ================

Loss per equity share (pence)                             (4.2)                (2.9)             (12.5)             (6.8)
                                               =================  ===================  =================  ================


The Group had no recognised gains or losses other than those reflected in the profit and loss account.

The comparative figures for the financial year ended 31 December 1995 are not the company's statutory accounts for that financial year. Those accounts have been reported on by the company's auditors and delivered to the registrar of companies. The report of the auditors was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985.


TELEWEST COMMUNICATIONS PLC
UK GAAP

Unaudited consolidated balance sheet
as at 30 September 1996


                                                                               30 SEPTEMBER                31 DECEMBER
                                                                                       1996                       1995
                                                                                (POUND)'000                (POUND)'000
                                                                        -----------------------------------------------
FIXED ASSETS
Tangible assets                                                                   1,336,207                  1,063,808
Investments                                                                         178,779                    191,028
                                                                       --------------------       --------------------
                                                                                  1,514,986                  1,254,836

CURRENT ASSETS
Stocks                                                                                   54                         40
Debtors                                                                              82,002                     54,980
Cash and deposits                                                                   100,161                    464,818
                                                                       --------------------       --------------------
                                                                                    182,217                    519,838

CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR                                     (181,011)                  (137,744)
                                                                       --------------------       --------------------

NET CURRENT ASSETS                                                                    1,206                    382,094
                                                                       --------------------       --------------------

TOTAL ASSETS LESS CURRENT LIABILITIES                                             1,516,192                  1,636,930

CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR                            (860,113)                  (795,066)

MINORITY INTERESTS                                                                     (283)                      (167)
                                                                       --------------------       --------------------
NET ASSETS                                                                          655,796                    841,697
                                                                       ====================       ====================


CAPITAL AND RESERVES
Called up share capital                                                             142,363                    141,603
Share premium                                                                         9,182                          -
Merger reserve                                                                      537,150                    556,095
Other reserves                                                                      270,237                    270,237
Profit and loss account                                                            (303,136)                  (126,238)
                                                                       --------------------       --------------------
TOTAL EQUITY SHAREHOLDERS' FUNDS                                                    655,796                    841,697
                                                                       ====================       ====================



TELEWEST COMMUNICATIONS PLC
UK GAAP

UNAUDITED CONSOLIDATED CASH FLOW STATEMENT for the nine month period ended 30 September 1996

                                                                                     NINE MONTHS              NINE MONTHS
                                                                                           ENDED                    ENDED
                                                                                    30 SEPTEMBER             30 SEPTEMBER
                                                                    NOTE                    1996                     1995
                                                                                     (POUND)'000              (POUND)'000
                                                                   -------------------------------------------------------

NET CASH OUTFLOW FROM OPERATING ACTIVITIES                            7                  (22,478)                 (20,306)
                                                                           ----------------------    ---------------------


RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                                                         16,300                    7,226
Interest paid                                                                            (13,164)                  (2,829)
Interest element of finance lease rentals                                                 (1,668)                  (1,347)
                                                                           ----------------------    ---------------------


NET CASH INFLOW FROM RETURNS ON
    INVESTMENTS AND SERVICING OF FINANCE                                                   1,468                    3,050
                                                                           ----------------------    ---------------------


INVESTING ACTIVITIES
Purchase of tangible fixed assets                                                       (303,756)                (178,886)
Sale of tangible fixed assets                                                                899                      229
Purchase of subsidiary undertakings                                                      (14,098)                       -
Investment in associated undertakings and other
    participating interests                                                               (6,185)                  (9,289)
                                                                           ----------------------    ---------------------

NET CASH OUTFLOW FROM INVESTING ACTIVITIES                                              (323,140)                (187,946)
                                                                           ----------------------    ---------------------


NET CASH OUTFLOW BEFORE FINANCING                                                       (344,150)                (205,202)
                                                                           ----------------------    ---------------------

FINANCING
Cash paid for senior credit facility costs                                               (17,993)                       -
Cash paid for debenture issue costs                                                         (686)                       -
Payment of share issue costs                                                                   -                   (6,141)
Repayment of borrowings                                                                     (937)                       -
Capital element of finance lease rental payments                                          (1,179)                    (959)
                                                                           ----------------------    ---------------------
NET CASH OUTFLOW FROM FINANCING                                                          (20,795)                  (7,100)
                                                                           ----------------------    ---------------------
DECREASE IN CASH AND CASH EQUIVALENTS                                8/9                (364,945)                (212,302)
                                                                           ======================    =====================



TELEWEST COMMUNICATIONS PLC
UK GAAP
UNAUDITED RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' FUNDS for the nine month period ended 30 September 1996





                                                                     NINE MONTHS                        NINE MONTHS
                                                                           ENDED                              ENDED
                                                                    30 SEPTEMBER                       30 SEPTEMBER
                                                                            1996                               1995
                                                                     (POUND)'000                        (POUND)'000

                                                       -------------------------------------------------------------
OPENING EQUITY SHAREHOLDERS' FUNDS                                       841,697                            743,716

Loss for the period                                                     (176,898)                           (67,975)

Issue of shares                                                           10,671                                  -

Goodwill written off                                                     (19,674)                                 -
                                                       --------------------------          -------------------------
CLOSING EQUITY SHAREHOLDERS' FUNDS                                       655,796                            675,741
                                                       ==========================          =========================


TELEWEST COMMUNICATIONS PLC

Reconciliation of loss for the financial period under UK GAAP to net loss under US GAAP for the nine month period ended 30 September 1996

                                                      THREE MONTHS       THREE MONTHS       NINE MONTHS        NINE MONTHS
                                                             ENDED              ENDED             ENDED              ENDED
                                                      30 SEPTEMBER       30 SEPTEMBER      30 SEPTEMBER       30 SEPTEMBER
                                                              1996               1995              1996               1995
                                                       (POUND)'000        (POUND)'000       (POUND)'000        (POUND)'000
                                                ---------------------------------------------------------------------------
LOSS FOR THE FINANCIAL PERIOD UNDER UK GAAP                (59,246)            (29,409)        (176,898)           (67,975)

Adjustments:

Reversal of amortisation of interest rate swaps                  -                502                 -              1,506
Amortisation of goodwill                                    (6,570)              (525)          (19,584)            (1,574)
Foreign exchange loss on financial instruments              (1,318)                 -           (36,225)                 -
Finance charges on Senior Discount Debentures               (2,149)                 -            (7,265)                 -
Reduction in fair value of interest rate swaps                   -             (3,360)                -             (8,609)
Amounts written off interest rate swaps                          -              5,467                 -              5,467
Other                                                          (20)                 -              (58)                  -
                                                ------------------- ------------------ -----------------  -----------------
NET LOSS UNDER US GAAP                                     (69,303)           (27,325)         (240,030)           (71,185)
                                                =================== ================== =================  =================


TELEWEST COMMUNICATIONS PLC
UK GAAP
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PREPARATION

       Telewest Communications plc (the "Company") was incorporated on 20 October 1994 under the laws of England and Wales. On 2 October 1995, the Company acquired the whole of the issued share capital of Telewest Communications Cable Limited, then called TeleWest Communications plc, ("Old Telewest"), in exchange for the issue of fully paid up shares of the Company pursuant to a court-approved scheme of arrangement (the "Scheme of Arrangement") made between Old Telewest, the Company, and the shareholders of Old Telewest. The Company thereby became the new holding company for the Group. On 3 October 1995, the Company acquired the entire issued share capital of SBC CableComms (UK) ("SBCC") by the issue of fully paid up shares of the Company ("the SBCC Share Exchange Agreement"). Prior to these transactions, the Company did not trade and hence did not incur any income or expenditure on its own account. Full details regarding the organisation and history of Old Telewest, the Scheme of Arrangement, and the SBCC Share Exchange Agreement can be found in the 1995 Annual Report.

       The Group financial statements consolidate the financial statements of the Company and its subsidiary undertakings, together with associated undertakings to the extent of the Group's interests in those undertakings. The principles of merger accounting have been adopted in respect of the effective acquisition of Old Telewest. The consolidated results are presented as if Old Telewest had been owned by the Company throughout the comparative accounting period. The acquisition method of accounting has been adopted in respect of all other acquisitions and therefore the consolidated profit and loss account reflects the results of the acquired subsidiary undertakings and the Group's share of the results of associated undertakings for the period.

       The consolidated financial statements, which are unaudited, have been prepared on the basis of the accounting policies set out in the Group's 1995 Annual Report. The balance sheet at 31 December 1995 is derived from the statutory accounts for 1995 which have been delivered to the Registrar of Companies. The auditors have reported on those accounts; their report was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985.

2. ACCOUNTING POLICIES - FINANCIAL INSTRUMENTS

       The Group uses foreign currency options which permit, but do not require, the Group to exchange foreign currencies at a future date with another party at a contracted exchange rate (the "Forward Rate"). Such contracts are used to hedge against adverse changes in foreign currency exchange rates associated with obligations denominated in foreign currency. The premium paid to enter into these options is included on the balance sheet as a fixed asset investment and is amortised to the profit and loss account over the life of the option at a constant rate to the carrying value of the obligation it hedges. The difference between the contracted amount to be exchanged under the option translated at the Forward Rate and the contracted amount translated at the spot rate at the inception of the contract is also amortised to the profit and loss account over the life of the option at a constant rate to the carrying value of the obligation. The carrying value of the obligation is increased for the amortised portion of the difference.

       The Group also enters into combined foreign currency and interest rate swap contracts ("Foreign Currency Swaps") under which the Company exchanges principal amounts of foreign currencies with another party at an agreed exchange rate and, agrees at maturity, to re-exchange the principal amounts at an exchange rate agreed at the outset of the transaction. Over the term of the Foreign Currency Swaps, the Company and the swap counterparty also exchange interest payments in different currencies in respect of the principal amounts exchanged. Such contracts are used to hedge against adverse changes in foreign currency exchange rates associated with certain obligations denominated in foreign currency. The principal element of Foreign Currency Swaps is translated at the spot rate at the reporting date with any gain or loss on translation recognised in the profit and loss account. Such gains and losses are offset against gains and losses arising on the translation of the obligations which have been hedged.

TELEWEST COMMUNICATIONS PLC
UK GAAP
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2. ACCOUNTING POLICIES - FINANCIAL INSTRUMENTS (CONTINUED)

       The interest element of Foreign Currency Swaps is accounted for on an accruals basis with the net interest income or expense recognised in the profit and loss account as it is earned or payable.

3. DEPRECIATION

       The estimated useful lives of certain assets within system electronics and cable and ducting were re-assessed with effect from 1 January 1996 and have been changed from 10 years and 30 years to 8 years and 25 years, respectively. These assets will be written off over their revised estimated remaining lives. The change in asset lives does not have a material effect on the current period financial statements.

4. TURNOVER


                                               THREE MONTHS            THREE MONTHS             NINE MONTHS            NINE MONTHS
                                                      ENDED                   ENDED                   ENDED                  ENDED
                                               30 SEPTEMBER            30 SEPTEMBER            30 SEPTEMBER           30 SEPTEMBER
                                                       1996                    1995                    1996                   1995
                                                (POUND)'000             (POUND)'000             (POUND)'000            (POUND)'000
                                        --------------------    --------------------    --------------------     ------------------
     Cable television                                29,261                  14,281                  86,133                 40,154
     Telephony - residential                         32,853                  12,173                  90,177                 32,378
     Telephony - business                             8,564                   4,149                  23,796                 11,286
     Other                                            2,445                   1,637                   6,497                  3,822
                                        --------------------    --------------------    --------------------     ------------------
                                                     73,123                  32,240                 206,603                 87,640
                                        ====================    ====================    ====================     ==================


5. OPERATING COSTS

                                               THREE MONTHS            THREE MONTHS             NINE MONTHS            NINE MONTHS
                                                      ENDED                   ENDED                   ENDED                  ENDED
                                               30 SEPTEMBER            30 SEPTEMBER            30 SEPTEMBER           30 SEPTEMBER
                                                       1996                    1995                    1996                   1995
                                                (POUND)'000             (POUND)'000             (POUND)'000            (POUND)'000
                                        --------------------    --------------------    --------------------    -------------------
     Programming expenses                            16,422                   7,104                  47,182                 19,079
     Telephony expenses                              11,032                   7,196                  36,349                 16,711
     Selling, general and
     administrative                                  44,158                  24,371                 128,629                 70,571
     Depreciation and amortisation                   29,433                  13,681                  84,106                 37,944
                                        --------------------    --------------------    --------------------    ===================
                                                    101,045                  52,352                 296,266                144,305
                                        ====================    ====================    ====================    ===================


TELEWEST COMMUNICATIONS PLC
UK GAAP
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6. INTEREST PAYABLE AND SIMILAR CHARGES


                                               THREE MONTHS            THREE MONTHS            NINE MONTHS             NINE MONTHS
                                                      ENDED                   ENDED                  ENDED                   ENDED
                                               30 SEPTEMBER            30 SEPTEMBER           30 SEPTEMBER            30 SEPTEMBER
                                                       1996                    1995                   1996                    1995
                                                (POUND)'000             (POUND)'000            (POUND)'000             (POUND)'000
                                        --------------------    --------------------    -------------------     -------------------
     On bank loans and overdrafts
     and other loans wholly repayable
     within 5 years                                     383                   1,171                  1,642                   2,840

     Prior loan arrangement fee
     written off                                          -                       -                  4,067                       -

     Finance costs of Senior Discount
     Debentures                                      15,475                       -                 44,564                       -

     Finance costs of Senior
     Debentures                                       5,541                       -                 16,819                       -

     Finance charges payable in
     respect of finance leases and
     hire purchase contracts                          1,054                     563                  2,517                   1,347

     Exchange losses on foreign
     currency translation, net                        6,257                       -                 19,018                       -

     Other, net                                       1,433                       3                  1,433                       3
                                        --------------------    --------------------    -------------------     -------------------
                                                     30,143                   1,737                 90,060                   4,190
                                        ====================    ====================    ===================     ===================


      The accounting treatment of the hedging instruments associated with the Senior Discount Debentures and the Senior Debentures is described in note 2 to the unaudited consolidated financial statements.

7. RECONCILIATION OF OPERATING LOSS TO NET CASH OUTFLOW FROM OPERATING
   ACTIVITIES


                                                                             NINE MONTHS                 NINE MONTHS
                                                                                   ENDED                       ENDED
                                                                            30 SEPTEMBER                30 SEPTEMBER
                                                                                    1996                        1995
                                                                             (POUND)'000                 (POUND)'000

                                                                  -----------------------      ----------------------

           Operating loss                                                        (89,663)                    (56,665)
           Depreciation and amortisation                                          84,106                      37,944
           Increase in stocks                                                        (14)                        (12)
           Increase in debtors                                                   (13,937)                     (6,201)
           (Decrease)/increase in other creditors                                 (2,970)                      4,628
                                                                  -----------------------      ----------------------
           NET CASH OUTFLOW FROM OPERATING ACTIVITIES                            (22,478)                    (20,306)
                                                                  =======================      ======================


TELEWEST COMMUNICATIONS PLC
UK GAAP
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


8. ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS FOR THE NINE MONTHS TO 30 SEPTEMBER 1996


                                                                                                                CASH
                                                                                                         (POUND)'000
                                                                                                    -----------------

           Balance at 1 January 1996                                                                         464,818
           Net cash outflow before foreign exchange                                                         (364,945)
           Foreign exchange movement on cash                                                                     288
                                                                                                    -----------------
           Balance at 30 September 1996                                                                      100,161
                                                                                                    =================



9. ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS FOR THE NINE MONTHS TO 30 SEPTEMBER 1995

                                                                    CASH              OVERDRAFT                  NET
                                                             (POUND)'000            (POUND)'000          (POUND)'000
                                                     --------------------     ------------------     ----------------

           Balance at 1 January 1995                             248,002                      -              248,002
           Net cash outflow                                     (212,183)                  (119)            (212,302)
                                                     --------------------     ------------------     ----------------
           Balance at 30 September 1995                           35,819                  (119)               35,700
                                                     ====================     ==================     ================

10. COMMITMENTS AND CONTINGENCIES

       The Company is party to various legal proceedings in the ordinary course of business which it does not believe will result, in aggregate, in a material adverse effect on its financial condition.

11. BANK FINANCING

       A subsidiary of the Company is party to a senior secured credit facility which is available for future drawdowns. The facility is available to finance the capital expenditure, working capital requirements, and other permitted related activities involving the construction and operation of all the Company's owned and operated franchises, to pay cash interest on the Company's unsecured debentures, to fund the repayment of existing secured borrowing in respect of the London South and Avon Regional Franchise Areas, to fund loans to or investments in Affiliated Companies, to bid for or purchase, and subsequently construct, licences or franchises which may become available and to refinance advances and the payment of interest, fees and expenses in respect of the senior secured credit facility.

       The facility is divided into two tranches: the first portion (Tranche A) is available on a revolving basis for up to (pound)300 million, reducing to (pound)100 million by 30 June 1998 with full repayment by 31 December 1998; the second portion (Tranche B) is available on a revolving basis concurrently with Tranche A for an amount up to 6.5 times the trailing, rolling six month annualised consolidated net operating cash flow, gradually reducing throughout the period of the facility to 4 times by 1 January 2000. Thereafter, the amount outstanding under the facility converts to a term loan amortising over 5 years. The aggregate drawing at any time under both tranches cannot exceed (pound)1.2 billion.

TELEWEST COMMUNICATIONS PLC
UK GAAP
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


11. BANK FINANCING (CONTINUED)

       Borrowings under the facility are secured by the assets of the Company, including the partnership interests and shares of subsidiaries, and bear interest at 2.25% above LIBOR for Tranche A and between 0.5% and 1.875% above LIBOR (depending on the ratio of borrowings to the trailing, rolling six month annualised consolidated net operating cash flow) for Tranche B. The Company's ability to borrow under the facility is subject to, among other things, its compliance with the financial and other covenants and borrowing conditions contained therein.

       In September 1996, the Company entered into certain delayed starting interest rate swap agreements in order to manage interest rate risk on the Senior Secured Facility. The effective dates of the interest rate swap agreements are 2 January 1997 and 31 March 1997 and the agreements mature on 31 December 2001 and 28 March 2002. The aggregate notional principal amount of the swaps adjusts upward on a semi-annual basis to a maximum of (pound)750 million. In accordance with the swap agreements, the Company receives interest at the six month LIBOR and pays a fixed interest rate in the range of 7.835% - 7.975%.


TELEWEST COMMUNICATIONS PLC
US GAAP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS IN THOUSANDS)

-------------------------------------------------------------------------------------------------------------------------------
                                    3 MONTHS        3 MONTHS        3 MONTHS        9 MONTHS        9 MONTHS        9 MONTHS
                                       ENDED           ENDED           ENDED           ENDED           ENDED           ENDED
                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                        1996            1996            1995            1996            1996            1995
                                    (NOTE 1)                                        (NOTE 1)
REVENUE

Cable television                   $  45,802 (pound)  29,261 (pound)  14,281      $  134,824 (pound)  86,133 (pound)  40,154
Telephony - residential               51,425          32,853          12,173         141,154          90,177          32,378
Telephony - business                  13,405           8,564           4,149          37,248          23,796          11,286
Other ((pound)1,201 and
 (pound)1,053 in 1996 and
 1995 from related parties)            3,827           2,445           1,637          10,170           6,497           3,822
                               --------------  --------------  --------------  --------------  --------------  --------------
                                     114,459          73,123          32,240         323,396         206,603          87,640
                               -------------   --------------  --------------  --------------  --------------  --------------


OPERATING COSTS AND EXPENSES

Programming                         (25,705)        (16,422)         (7,104)        (73,854)        (47,182)        (19,079)
Telephony                           (17,268)        (11,032)         (7,196)        (56,897)        (36,349)        (16,711)
Selling, general, and
administrative (including
 (pound)4,058 and (pound)1,558
 in 1996 and 1995
 from related parties)              (69,152)        (44,178)        (24,371)       (201,434)       (128,687)        (70,571)
Depreciation                        (46,072)        (29,433)        (13,179)       (131,651)        (84,106)        (36,438)
Amortization of goodwill            (10,284)         (6,570)           (525)        (30,655)        (19,584)         (1,574)
                               --------------  --------------  --------------  --------------  --------------  --------------
                                   (168,481)       (107,635)        (52,375)       (494,491)       (315,908)       (144,373)
                               --------------  --------------  --------------  --------------  --------------  --------------

OPERATING LOSS                      (54,022)        (34,512)        (20,135)       (171,095)       (109,305)        (56,733)


OTHER INCOME/(EXPENSE)

Interest income((pound)1,255 and
 (pound)1,123 in 1996 and 1995
 from related parties)                 4,568           2,918           1,431          22,540          14,400           7,496
Interest expense and
 similar charges                    (40,753)        (26,035)         (1,734)       (122,573)        (78,307)         (4,187)
Unrealized loss on interest
 rate swaps                                -               -         (3,360)               -               -         (8,609)
Foreign exchange losses, net        (11,857)         (7,575)               -        (86,472)        (55,243)               -
Share of net losses of
 affiliates                          (6,195)         (3,958)         (3,525)        (17,921)        (11,449)         (9,163)
Gain on disposal of assets              (28)            (18)               1             219             140              37
Minority interests in
 profits of consolidated
 subsidiaries, net                      (97)            (62)             (5)           (182)           (116)            (19)
Other, net                                 -               -             (3)               -               -             (3)
                               --------------  --------------  --------------  --------------  --------------  --------------
LOSS BEFORE INCOME TAXES           (108,384)        (69,242)        (27,330)       (375,484)       (239,880)        (71,181)

Income tax expense                      (95)            (61)               5           (235)           (150)             (4)
                               --------------  --------------  --------------  --------------  --------------  --------------
NET LOSS                        $  (108,479) (pound)(69,303) (pound)(27,325)    $  (375,719)(pound)(240,030) (pound)(71,185)
                               ==============  ==============  ==============  ==============  ==============  ==============

LOSS PER ORDINARY SHARE
(DOLLARS/POUND) (NOTE 5)        $     (0.12) (pound)  (0.07) (pound)  (0.03)    $     (0.41) (pound)  (0.26) (pound)  (0.08)
                               ==============  ==============  ==============  ==============  ==============  ==============


See accompanying notes to the unaudited condensed consolidated financial statements


TELEWEST COMMUNICATIONS PLC
US GAAP

UNAUDITED CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS)

-----------------------------------------------------------------------------------------------------------------------
                                                                  SEPTEMBER 30,      SEPTEMBER 30,      DECEMBER 31,
                                                                           1996               1996              1995
                                                                       (NOTE 1)
ASSETS

Cash and cash equivalents                                          $    156,782   (pound)  100,161  (pound)  464,818
Trade receivables (net of allowance for doubtful accounts of
 (pound)5,465 and (pound)4,695)                                          48,679             31,099            23,123
Other  receivables                                                       46,447             29,673            25,657
Prepaid expenses                                                          5,009              3,200             6,133
Investments in affiliates, accounted for under the equity
 method, and related receivables                                        116,181             74,223            80,703
Other investments, at cost                                               40,175             25,666            20,666
Property and equipment (less accumulated depreciation of
 (pound)268,058 and(pound)182,142)                                    2,091,565          1,336,207         1,063,808
Goodwill (less accumulated amortization of
 (pound)31,342 and(pound)11,758)                                        776,343            495,971           495,881
Other assets (less accumulated amortization of
 (pound)3,098 and(pound)742)                                            108,202             69,125           108,931
                                                                  --------------   ----------------    --------------
TOTAL ASSETS                                                       $  3,389,383   (pound)2,165,325  (pound)2,289,720
                                                                  ==============   ================    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable                                                   $     59,945    (pound)  38,296   (pound)  40,402
Other liabilities                                                       240,149            153,421           103,824
Debt                                                                  1,306,218            834,484           792,265
Capital lease obligations                                                70,606             45,107            30,314
                                                                  --------------   ----------------    --------------
TOTAL LIABILITIES                                                     1,676,918          1,071,308           966,805
                                                                  --------------   ----------------    --------------

Minority interests                                                          443                283               167
                                                                  --------------   ----------------    --------------

Shareholders' equity
    Convertible preference shares, 10 pence par value;
    661,000,000 shares authorised in 1996 and 1995;
    496,066,708 shares issued and outstanding in 1996 and 1995           77,650             49,607            49,607
Ordinary shares, 10 pence par value;
    2,010,000,000 shares authorised in 1996 and 1995;
    927,563,971 and 919,963,400 shares issued and outstanding
    in 1996 and 1995, respectively                                      145,191             92,756            91,996
Additional paid-in capital                                            2,086,360          1,332,882         1,322,971
Accumulated deficit                                                   (594,418)          (379,747)         (139,717)
                                                                  --------------   ----------------    --------------
                                                                      1,714,783          1,095,498         1,324,857
Ordinary shares held in trust for the Telewest Restricted Share
 Scheme                                                                 (2,761)            (1,764)           (2,109)
                                                                  --------------   ----------------    --------------

TOTAL SHAREHOLDERS' EQUITY                                            1,712,022          1,093,734         1,322,748
                                                                  --------------   ----------------    --------------

Commitments and contingencies (note 6)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $  3,389,383   (pound)2,165,325  (pound)2,289,720
                                                                  ==============   ================    ==============

See accompanying notes to the unaudited condensed consolidated financial statements


TELEWEST COMMUNICATIONS PLC
US GAAP
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS IN THOUSANDS)

----------------------------------------------------------------------------------------------------------------------
                                                                        9 MONTHS        9 MONTHS           9 MONTHS
                                                                           ENDED           ENDED              ENDED
                                                                   SEPTEMBER 30,   SEPTEMBER 30,      SEPTEMBER 30,
                                                                            1996            1996               1995
                                                                        (NOTE 1)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                          $  (375,719)(pound)(240,030)    (pound)(71,185)
  Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation                                                         131,651          84,106             36,438
    Amortization of goodwill                                              30,655          19,584              1,574
    Amortization of deferred financing costs and issue
     discount on senior discount debentures                               88,264          56,388                  -
    Unrealized loss on foreign currency translation                       86,472          55,243                  -
    Unrealized loss on interest rate swap                                      -               -              8,609
    Share of losses of affiliates                                         17,921          11,449              9,163
    Gain on disposals of assets                                            (219)           (140)               (37)
    Minority interests in profits                                            182             116                 19
  Changes in operating assets and liabilities,
  net of effect of acquisition of
  subsidiaries:
    Change in receivables                                               (23,440)        (14,975)            (4,352)
    Change in prepaid expenses                                            4,571           2,920            (2,132)
    Change in accounts payable                                          (16,879)        (10,783)            (6,621)
    Change in other liabilities                                           23,654          15,112             11,387
                                                               ------------------  --------------   ----------------
NET CASH USED IN OPERATING ACTIVITIES                                   (32,887)        (21,010)           (17,137)
                                                               ------------------  --------------   ----------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for property and equipment                                 (475,469)       (303,756)          (178,886)
  Cash paid for acquisition of subsidiaries                             (22,068)        (14,098)                  -
  Additional investments in and loans to affiliates                      (1,855)         (1,185)                  -
  Additions to other investments                                         (7,827)         (5,000)            (9,289)
  Proceeds from disposals of assets                                        1,407             899                229

                                                               ------------------  --------------   ----------------
NET CASH USED IN INVESTING ACTIVITIES                                  (505,812)       (323,140)          (187,946)
                                                               ------------------  --------------   ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Cash paid for credit facility arrangement costs                       (28,164)        (17,993)                  -
  Cash paid for debenture issue costs                                    (1,074)           (686)                  -
  Repayment of borrowings                                                (1,467)           (937)                  -
  Cash paid for share issue costs                                              -               -            (6,141)
  Capital element of finance lease repayments                            (1,845)         (1,179)              (959)

                                                               ------------------  --------------   ----------------
NET CASH USED IN FINANCING ACTIVITIES                                   (32,550)        (20,795)            (7,100)
                                                               ------------------  --------------   ----------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                              (571,249)       (364,945)          (212,183)
  Effect of exchange rate changes on cash and cash
  equivalents                                                                451             288                  -

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                         727,580         464,818            248,002
                                                               ------------------  --------------   ----------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                            $  156,782 (pound) 100,161     (pound) 35,819
                                                              ===================  ==============  =================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION :

  Cash paid for interest during the period                             $  23,217 (pound)  14,832     (pound)  4,176
                                                              ===================  ==============  =================


See accompanying notes to the unaudited condensed consolidated financial statements


TELEWEST COMMUNICATIONS PLC
US GAAP
UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(AMOUNTS IN THOUSANDS)

------------------------------------------------------------------------------------------------------------------------------------
                                    CONVERTIBLE                        SHARES        ADDITIONAL
                                     PREFERENCE      ORDINARY            HELD           PAID-IN       ACCUMULATED
                                         SHARES        SHARES        IN TRUST           CAPITAL           DEFICIT            TOTAL
BALANCE AT  DECEMBER 31, 1995   (pound)  49,607 (pound)91,996  (pound)(2,109)  (pound)1,322,971  (pound)(139,717) (POUND)1,322,748


Issue of shares                               -           760              -              9,911                -            10,671

Accrued employee compensation
  relating to the Telewest
  Restricted Share Scheme                     -             -            345                  -                -               345

Net loss for the period to
  September 30, 1996                          -             -              -                  -         (240,030)        (240,030)

                                   ------------     ----------     -----------       -----------    -------------     ------------
BALANCE AT  SEPTEMBER 30, 1996  (pound)  49,607  (pound)92,756  (pound)(1,764)  (pound)1,332,882 (pound)(379,747) (POUND)1,093,734
                                   ============     ==========     ===========       ===========    =============     ============

See accompanying notes to the unaudited condensed consolidated financial statements

TELEWEST COMMUNICATIONS PLC
US GAAP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     BASIS OF PREPARATION

       Telewest Communications plc (the "Company") was incorporated on October 20,1994 under the laws of England and Wales. On October 2, 1995, the Company acquired the whole of the issued share capital of Telewest Communications Cable Limited, then called TeleWest Communications plc, ("Old Telewest"), in exchange for the issue of fully paid up shares of the Company pursuant to a court-approved scheme of arrangement (the "Scheme of Arrangement") made between Old Telewest, the Company and the shareholders of Old Telewest. Details regarding the organisation and history of Old Telewest and the Scheme of Arrangement can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Securities and Exchange Commission (the "1995 Annual Report").

       On October 3, 1995, immediately following the completion of the Scheme of the Arrangement, the Company acquired the entire issued share capital of SBC CableComms (UK) ("SBCC"), a company that holds cable television and telephony interests in the United Kingdom ( "UK"), from its former shareholders in exchange for fully paid up shares of the Company. Details regarding the acquisition can be found in the 1995 Annual Report.

       The unaudited condensed consolidated financial statements of the Company and its majority owned subsidiaries (and, where appropriate, their predecessor companies, collectively, the "Telewest Group") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations.

       As the currency in which the Company operates is UK pounds sterling and the economic environment in which the Company operates is the UK, the financial statements are stated in pounds sterling ((pound)). Merely for convenience, the financial statements contain translations of certain pounds sterling amounts into US dollars at $1.5653 per (pound)1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on September 30, 1996.

2.     RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS

       The condensed consolidated financial statements as of and for the periods ended September 30, 1995 and 1996 are unaudited; however, in the opinion of the management, such statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of the results of the full year. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the 1995 Annual Report.

3.     ACCOUNTING POLICIES - FINANCIAL INSTRUMENTS

       The Company uses foreign currency option contracts which permit, but do not require, the Company to exchange foreign currencies at a future date with another party at a contracted exchange rate. The Company also enters into combined foreign currency and interest rate swap contracts ("Foreign Currency Swaps") under which the Company exchanges principal amounts of foreign currencies with another party at an agreed exchange rate and, agrees at maturity, to re-exchange the principal amounts at an exchange rate agreed at the outset of the transaction. Over the term of the Foreign Currency Swaps, the Company and the swap counterparty also exchange interest payments in different currencies in respect of the principal amounts exchanged. The foreign currency options and Foreign Currency Swaps are used to hedge against adverse changes in foreign currency exchange rates associated with certain obligations denominated in foreign currency.

       The foreign currency option and the Foreign Currency Swaps are recorded on the balance sheet in "other assets" or "other liabilities" at their fair value at the end of each reporting period with changes in their fair value during the reporting period being reported as part of the foreign exchange gain or loss in the statement of operations. Such gains and losses are offset against foreign exchange gains and losses on the obligations denominated in foreign currencies which have been hedged.

TELEWEST COMMUNICATIONS PLC
US GAAP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4.     DEPRECIATION

       The estimated useful lives of certain assets within system electronics and cable and ducting were re-assessed with effect from January 1, 1996 and changed from 10 years and 30 years to 8 years and 25 years, respectively. These assets will be written off over their revised estimated remaining lives. The change in asset lives does not have a material effect on the current period financial statements.

5.     LOSS PER ORDINARY SHARE

       Loss per ordinary share is based on the weighted average number of ordinary shares outstanding for the period of 924,706,630 shares.

6.     COMMITMENTS AND CONTINGENCIES

       The Company is party to various legal proceedings in the ordinary course of business which it does not believe will result, in aggregate, in a material adverse effect on its balance sheet position and its results.

7.     BANK FINANCING

       A subsidiary of the Company is party to a senior secured credit facility which is available for future drawdowns. The facility is available to finance the capital expenditure, working capital requirements and other permitted related activities involving the construction and operation of all the Company's owned and operated franchises, to pay cash interest on the Company's unsecured debentures, to fund the repayment of existing secured borrowing in respect of the London South and Avon Regional Franchise Areas, to fund loans to or investments in affiliated companies, to bid for or purchase, and subsequently construct, licences or franchises which may become available and to refinance advances and the payment of interest, fees and expenses in respect of the senior secured credit facility.

       The facility is divided into two tranches: the first portion (Tranche A) is available on a revolving basis for up to (pound)300 million, reducing to (pound)100 million by June 30, 1998 with full repayment by December 31, 1998; the second portion (Tranche B) is available on a revolving basis concurrently with Tranche A for an amount up to 6.5 times the trailing, rolling six month annualised consolidated net operating cash flow, gradually reducing throughout the period of the facility to 4 times by January 1, 2000. Thereafter, the amount outstanding under the facility converts to a term loan amortising over 5 years. The aggregate drawing at any time under both tranches cannot exceed (pound)1.2 billion. Borrowings under the facility are secured by the assets of the Company, including the partnership interests and shares of subsidiaries, and bear interest at 2.25% above LIBOR for Tranche A and between 0.5% and 1.875% above LIBOR (depending on the ratio of borrowings to the trailing, rolling six month annualized consolidated net operating cash flow) for Tranche B. The Company's ability to borrow under the facility is subject to, among other things, its compliance with the financial and other covenants and borrowing conditions contained therein.

       In September 1996, the Company entered into certain delayed starting interest rate swap agreements in order to manage interest rate risk on the Senior Secured Facility. The effective dates of the interest rate swap agreements are January 2 1997 and March 3 1997 and the agreements mature on December 31 2001 and March 28 2002. The aggregate notional principal amount of the swaps adjusts upward on a semi-annual basis to a maximum of (pound)750 million. In accordance with the swap agreements, the Company receives interest at the six month LIBOR and pays a fixed interest rate in the range of 7.835% - 7.975%.





                                       28